EXHIBIT 5.1

February 27, 2009

Board of Directors

First California Financial Group, Inc.

3027 Townsgate Road, Suite 300

Westlake Village, California 91361

Re:	First California Financial Group, Inc.
Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to First California Financial Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) relating to (a) the sale from time to time by the Company, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of up to an aggregate amount of $25 million of shares of the Company’s common stock, $0.01 par value (the “Common Stock”) and (b) the resale from time to time by selling shareholders, pursuant to Rule 415 of the Securities Act of the following securities of the Company: (i) a warrant dated December 19, 2008 (the “Warrant”) to purchase up to 599,042 shares of Common Stock at an exercise price of $6.26 per share, and (ii) the 599,042 shares of Common Stock underlying the Warrant (the “Warrant Shares”). The Warrant and 25,000 shares of the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series B, $0.01 par value (the “Series B Preferred Stock”) were issued by the Company to the United States Department of the Treasury (“Treasury”) on December 19, 2008 pursuant to that certain Letter Agreement, dated as of December 19, 2008, between the Company and Treasury (including the schedules thereto and the “Securities Purchase Agreement -Standards Terms” attached as Exhibit A thereto, the “Purchase Agreement”), in connection with Treasury’s Troubled Asset Relief Program -Capital Purchase Program (the “TARP Program”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Registration Statement; (ii) the Amended and Restated Certificate of Incorporation of the Company as currently in effect, including the Certificate of Designations setting forth the terms of the Series B Preferred Stock; (ii) the Amended and Restated By-Laws of the Company as currently in effect; (iv) the Warrant; (v) certain resolutions of the Board of Directors of the Company relating to the Purchase Agreement and the issuance of the securities covered by the Registration Statement; and (vi) such other documents, corporate records and instruments as we have deemed necessary or appropriate in connection with providing this opinion letter. The preferences, limitations and relative rights of shares of any series of Serial Preferred Stock will be set forth in a Certificate of Designations (a “Certificate of Designations”) with respect thereto. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as copies.

Our opinion below, insofar as it relates to the Common Stock to be sold by the Company assumes (i) that one or more prospectus supplements will have been prepared and filed with the Securities And Exchange Commission describing the securities offered thereby, (ii) that all such securities will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the applicable prospectus supplement, (iii) that a definitive purchase, underwriting or similar agreement with respect to any such securities offered will have been duly authorized, validly executed and delivered by the Company and the other parties thereto, (iv) that there will be sufficient shares of Common Stock authorized under the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and not otherwise reserved for issuance.

We assume that the appropriate action will be taken, prior to the offer and sale of the Securities, to register and qualify the Securities for sale under all applicable state securities or “blue sky” laws.

This opinion is limited solely to the Delaware General Corporation Law, as applied by courts located in Delaware, the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting those laws, and those laws, rules and regulations of the State of Delaware that, in our experience, are normally applicable to transactions of the type contemplated by the Registration Statement, and we express no opinion as to the laws of any other jurisdiction.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Warrant has been duly authorized and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.	The Warrant Shares have been duly authorized and upon issuance in connection with the exercise of the Warrant in accordance with the terms thereof, including payment to the Company of the exercise price for such shares in full, such Warrant Shares will be validly issued, fully paid and non-assessable.

3.	With respect to the Common Stock to be offered by the Company, when (i) specifically authorized for issuance by the Company’s Board of Directors (the “Authorizing Resolutions”), (ii) the terms of the issue and sale of the Common Stock have been duly established in conformity with the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and do not violate any applicable law or result in a default under or breach of any agreement or instrument binding on the Company and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, (iii) the shares of Common Stock have been issued and sold as contemplated by the Registration Statement, and (iv) the Company has received the consideration provided for in the Authorizing Resolutions and such consideration is not less than the par value per share of the Common Stock, the Common Stock will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

/s/ HORGAN, ROSEN, BECKHAM & COREN, L.L.P.

     HORGAN, ROSEN, BECKHAM & COREN, L.L.P

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